Exhibit 10.1

January 18, 2011

Ronald Eric McAllister
268 Ravenscliff Rd.
Wayne, PA 19087

Dear Eric:

In follow up to our conversations and the memo provided to you on January 7, 2011 (attached), you are hereby terminated from your position as Vice President Clinical Development and Chief Medical Officer with PolyMedix.  This letter extends to you an offer of employment with PolyMedix as Vice President Cardiovascular Clinical Development.  This offer amends and restates, and supersedes and replaces in all respects, the offer of employment extended to you on October 19, 2006.

The principle elements of your offer are as follows:

1.                  Commencement Date:  Your employment and responsibilities will be effective upon your acceptance of this offer and no later than January 21, 2011.  Your previous hire date of December 1, 2006 will remain your hire date and applicable to all policies and programs using a date of hire for the calculation of benefits.

2.                  Duties and Responsibilities:  You shall perform such duties as are consistent with your position as may be assigned to you.  Specifically, you are being hired as Vice President, Cardiovascular Clinical Development.  In this capacity you will report to Bozena Korczak, Senior Vice President Drug Development & Chief Development Officer.  Your specific duties, responsibilities, and goals will be assigned by your supervisor, and initially are expected to be those as outlined in the memo to you of January 7, 2011 (attached).  Your continued employment at PolyMedix will be contingent on your successfully completing all tasks assigned to you by your supervisor, to the satisfaction of and in the sole discretion of your supervisor and the President & Chief Executive Officer

You agree to use your best efforts to perform such duties faithfully, and while you remain employed, not to engage in any other business activity that is in conflict with your duties and obligations to the Company.  In the future as PolyMedix and its organizational structure may evolve, your reporting relationships may change as may your job responsibilities, and PolyMedix reserves the right to change your reporting relationships and job duties in its sole discretion.

3.                  Compensation.  You will receive an annual salary of $280,000 per year; paid monthly. You will receive annual performance appraisals and will discuss annual objectives with your supervisor.  Your compensation, in the Company’s sole discretion, may be changed based on your and the Company’s performance.

Stock Options.  You will continue to retain the stock options which have been previously granted to you, and which will continue to vest with the previously issued stock option agreements.  At the discretion of PolyMedix, you may receive additional stock options during the time of your employment.  Future option grants will be based on your and the Company’s performance.

4.                  Bonus.  At the discretion of PolyMedix, based on your and Company performance you may be eligible for a cash bonus.  Any such potential cash bonus is expected to be based on your achieving objectives delineated for you by your supervisor.

5.                  Benefits.  You will be provided with such retirement benefits, fringe benefits and insurance coverages as are made available to employees of the Company.  You will be eligible for these benefits on the first of the month following your hire date.

6.                  Time Away From Work.  PolyMedix currently recognizes eleven (11) annual paid holidays.  PolyMedix provides 3 personal holidays that are not accrued nor carried over. In addition, you will be granted 20 annual discretionary days of paid vacation, which will accrue monthly.  PolyMedix reserves the right to request deferral of discretionary vacation time within the annual period to meet business demands of the Company.  Annual vacation time accrues at a rate of 1.67 days per month of service (20 days per year).  You will earn an additional vacation day for each year of service up to a maximum of five additional vacation days.  PolyMedix reserves the right to change this vacation policy at any time.  Vacation is prorated in the years of hire and termination.

7.                  Termination.  Your employment relationship with PolyMedix is at-will.  You will be free to resign from the Company at any time, and the Company will be free to terminate your employment at any time for any lawful reason.  Upon any such termination or resignation, you will be entitled to any amounts earned and payable but not yet paid.

In addition, if there is a “Change in Control” of PolyMedix, and subsequent to any such Change in Control event the Company terminates your employment other than by reason of your “disability”, then, in lieu of any other severance benefits otherwise payable under any Company policy, or any other damages payable in connection with such termination, you will be entitled to (i) full vesting of stock options awards previously granted to you, (ii) continued cash payments equal to your base salary cash payments equal to 12 months of compensation.  Your right to such payments, vesting and/or grants and benefits pursuant to the preceding sentence shall be conditional upon your execution of a customary release of all claims against the Company and its affiliates and representatives in a form satisfactory to the Company.  You acknowledge that if your employment terminates (i) by reason of your death, (ii) by the Company on account of your “disability”, (iii) by the Company at its discretion for any reason other than under conditions of a Change in Control or your “disability”, you will not be entitled to such payments, vesting and/or grants.  For purposes of this paragraph 8,

“Disability” means a finding by the Company that you have been unable to perform your job functions by reason of a physical or mental impairment for a period of 90 consecutive days or any 90 days within a period of 180 consecutive days; and

“Change of Control” shall be deemed to have occurred if (I) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) (other than persons who are stockholders on the effective date of the Plan) becomes a “beneficial owner” (as defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a change of ownership resulting from the death of a stockholder, and as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or (II) The consummation of (a) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving corporation, (b) a sale or other disposition of all or substantially all of the assets of the Company, or (c) a liquidation or dissolution of the Company.

8.                  Confidential Information.  You have previously signed confidentiality and inventorship agreements with PolyMedix.  These agreements are incorporated by reference and shall remain in force.

9.                  Future Cooperation.  You agree that upon the Company’s reasonable request following your termination of employment, you will use reasonable efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or its affiliates arising out of events occurring during your employment, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its affiliates, including any proceeding before any arbitral, administrative, regulatory, judicial, legislative, or other body or agency.  You will be entitled to reimbursement for reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance.

10.              Withholding.  The Company shall have the right to withhold from any amount payable to you hereunder an amount necessary in order for the Company to satisfy any withholding tax obligation it may have under applicable law, and may condition the grant, vesting or exercise of any stock-based award on your making arrangements satisfactory to the Company to enable it to satisfy any withholding obligation arising in connection with such grant, vesting or exercise.

11.              Governing Law; Forum Selection.  The terms of this Letter Agreement, and any action arising hereunder, shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

12.              Waiver.  This Letter Agreement may not be released, changed or modified in any manner, except by an instrument in writing signed by you and the Company.  The failure of either party to enforce any of the provisions of this Letter Agreement shall in no way be construed to be a waiver of any such provision.  No waiver of any breach of this Letter Agreement shall be held to be a waiver of any other or subsequent breach.

13.              Survival.  Notwithstanding anything contained herein to the contrary, the provisions of paragraph 9, 10, 11, 13, 15 and 16 shall survive termination of your employment with the Company and its affiliates.

14.              Entire Agreement; No Conflicts.  This letter agreement supersedes all previous and contemporaneous communications, agreements and understandings, whether oral or written,

            between you, on the one hand, and the Company or any of its affiliates, on the other hand, and constitutes the sole and entire agreement between you and the Company pertaining to the terms and conditions of your employment.  This letter agreement expressly supersedes your offer of employment dated October 19, 2006.

15.              Counterparts.  This Letter Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

Please indicate your acceptance of our offer of employment on the terms and conditions outlined above by signing and returning to us one copy of this letter.  This offer expires on January 21, 2011 unless signed and written acceptance is received by PolyMedix by the close of business on that day.

Sincerely yours,

/s/ Nicholas Landekic

Nicholas Landekic
President & C.E.O.

AGREED TO AND ACCEPTED BY:
/s/ Ronald Eric McAllister	Date: January 19, 2011
Ronald Eric McAllister